Exhibit 99.1

Guardion Health Sciences Announces

Declaration of Cash Distribution

HOUSTON, TEXAS – December 23, 2024 (GLOBE NEWSWIRE) – Guardion Health Sciences, Inc. (“Guardion” or the “Company”) today announced that its Board of Directors declared a cash distribution (the “Distribution”) in an amount equal to $3.25 per share of common stock, par value $0.001 per share (the “Common Stock”), held by the Company’s stockholders of record on October 30, 2024, which was the effective date of the Company’s previously-announced legal dissolution. The Company expects to pay the Distribution on or before December 27, 2024.

As previously announced, Guardion closed its stock transfer books as of October 30, 2024 (the “Effective Date”), and record holders of shares of the Company’s Common Stock ceased to have any rights in respect of such shares of Common Stock, except the right to receive distributions, if any, pursuant to and in accordance with the Company’s Plan of Liquidation and Dissolution approved by stockholders at the Company’s special meeting of stockholders held on May 31, 2024 and under the General Corporation Law of the State of Delaware (the “DGCL”).

After the Effective Date, Guardion has not engaged, and will not engage in any business activities except to the extent necessary to preserve the value of any remaining assets, complete the wind down of its business affairs and distribute its assets in accordance with the Plan. Under the DGCL, Guardion will be continued for the term of three years following the Effective Date, or for such longer period as the Delaware Court of Chancery directs, for the purposes of prosecuting and defending suits by or against it and of enabling it to gradually settle and close the business, to dispose of and convey its property, to discharge its liabilities and to distribute to stockholders any remaining assets.

Forward-Looking Statements

The matters described herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements contain information about the Company’s expectations, beliefs, plans or intentions regarding its business plans, financial condition, and other similar matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “hopes” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing.

These statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, and involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the amount and timing of cash distributions that may be made to stockholders.

Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about Guardion Health Sciences, Inc., Contact:

investors@guardionhealth.com

Phone: 1-800 873-5141 Ext 208